EXHIBIT 18.1

LETTER ON CHANGE IN ACCOUNTING PRINCIPLES

March 21, 2013

Board of Directors

Kraft Foods Group, Inc.

Three Lakes Road

Northfield, IL 60093-2753

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 and issued our report thereon dated March 21, 2013. As discussed further in Note 1 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefit costs. It should be understood that the preferability of one acceptable method of accounting over another for postemployment benefit costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP